EXCEED COMPANY LTD.

NOTICE OF RECONVENED EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 29, 2014

Dear Shareholder:

Notice is hereby given that the adjourned extraordinary general meeting of the shareholders of Exceed Company Ltd., referred to herein alternately as the “Company,” “us,” “our” or “we,” originally held on April 16, 2014 for the sole purposes of adjourning such meeting, will be held on July 29, 2014, beginning at 10:00 a.m. (Hong Kong time), at United Conference Centre, 10/F, United Centre, 95 Queensway, Hong Kong.

Only registered holders of ordinary shares, with par value of US$0.0001 per share, of the Company (the “Shares”), at the close of business in the British Virgin Islands on March 21, 2014, the Share record date, or their proxy holders are entitled to directly vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

THAT the Agreement and Plan of Merger dated December 2, 2013 (the “merger agreement”) by and among Pan Long Company Limited (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, Pan Long Investment Holdings Limited (“Merger Sub”), a business company with limited liability incorporated under the laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent, and the Company, a business company with limited liability incorporated under the laws of the British Virgin Islands, and the plan of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands as provided in Section 171(2) of the BVI Business Companies Act, 2004, as amended (the “BVI Companies Act”) for the purpose of the merger, substantially in the form attached as Appendix 1 to the merger agreement (the “plan of merger”) (copies of such merger agreement and plan of merger being in the form attached to the proxy statement accompanying this notice, which will also be produced and made available for inspection at the meeting), pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company continuing as the surviving corporation, and any and all transactions contemplated by the merger agreement, including the merger, be authorized and approved and the directors of the Company be authorized to do all things and make such filings as necessary to give effect to the merger agreement; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the shareholders resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive office at Level 12, China Minmetals Tower, 79 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company (the “independent committee”) composed solely of independent and disinterested directors of the Company who are unaffiliated with any of Parent, Merger Sub, Mr. Lin Shuipan (the Company’s Chairman and Chief Executive Officer who beneficially owns Parent) (“Mr. Lin”), any Rollover Shareholder as defined below or any of the other members of the Company’s management, the Company's board of directors has approved the merger agreement and recommends that you vote FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Certain existing shareholders of the Company (and/or entities affiliated with or related to them), including Mr. Lin, Tiancheng Int’l Investment Group Limited, HK Haima Group Limited, Wisetech Holdings Limited, Windtech Holdings Limited, RichWise International Investment Group Limited, Mr. Ding Dongdong, and Eagle Rise International Limited (collectively, the “Rollover Shareholders”), have agreed to transfer their respective Shares to Parent to be cancelled and to subscribe for newly issued shares of Parent in connection with the merger pursuant to a contribution agreement with Parent and have entered into a voting agreement with Parent pursuant to which each has agreed, among other things, to vote all of his, her or its Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Collectively, the Rollover Shareholders beneficially own approximately 66.8% of the total issued and outstanding Shares entitled to vote as of the date of this notice. Mr. Lin (and/or entities affiliated with or related to him) (the “Buyer”), along with the other seven Rollover Shareholders comprise a consortium that will beneficially own Parent immediately following the consummation of the merger.

Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing at least 70% of the Shares outstanding for voting purposes, present and voting in person or by proxy as a single class at an extraordinary general meeting of the Company's shareholders. The failure of any shareholder to vote in person or by proxy at the extraordinary general meeting will have the same effect as a vote AGAINST the proposal to approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger. Given the Rollover Shareholders' ownership as described above, and assuming all Rollover Shareholders will attend the extraordinary general meeting, in person or by proxy, and vote all of their Shares in favor of the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based on the number of Shares expected to be outstanding for voting purposes on the Share record date, approximately 1,055,181 Shares owned by the unaffiliated shareholders (shareholders other than the Buyer, the other Rollover Shareholders and the directors and officers of the Company that are affiliated with the Buyer or the Rollover Shareholders (representing approximately 10% of the total Shares outstanding for voting purposes owned by the unaffiliated shareholders)) must be voted in favor of the proposal to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is July 29, 2014 at 10:00 a.m. (Hong Kong time). Voting at the extraordinary general meeting will take place by poll voting if so demanded by the chairman of the meeting or by any shareholder present in person or by proxy entitled to vote who disputes the announcement by the chairman of the result of the vote.

If you owned Shares as of the Share record date, and if you have not already submitted a proxy card, we urge you to complete and return the enclosed new proxy card in accordance with the instructions set forth thereon. If you have already submitted a proxy card in connection with the merger agreement, which proxy has not been revoked, your vote will be counted in the manner specified by you in the previous proxy card and you do not need to vote again unless you want to change your vote. Completing and returning the new proxy card as instructed thereon will automatically revoke any earlier dated proxy card that you submitted in connection with the merger agreement. If you have previously voted against the proposed merger, we encourage you to reconsider your vote and to vote “FOR” the proposals and to submit a new proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will be entitled to exercise dissenters’ rights and request payment of the fair value of their Shares if the merger is completed, subject to the condition that they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Companies Act, regarding the exercise of dissenters’ rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

Please do not send your share certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your share certificates.

If you have any questions or need assistance in voting your Shares, you may contact AST Phoenix Advisors, the firm assisting us with this proxy solicitation, at (877) 283-0323 in the U.S. or at (201) 806-2222 internationally.

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

2.	The proxy card shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy card or of the authority under which it was executed, provided that no notice in writing of such death, insanity or revocation shall have been received by the Company at its principal executive offices before the commencement of the meeting or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Shuipan Lin
Mr. Shuipan Lin,
Chairman of the Board

Dated July 10, 2014

Registered Office:

Kingston Chambers
P.O. Box 173, Road Town
Tortola, British Virgin Islands

Head Office Address:

Level 12, China Minmetals Tower,
79 Chatham Road South, Tsim Sha Tsui,

Kowloon, Hong Kong.